UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 22, 2016

AUDIOEYE, INC.

DELAWARE	333-177463	20-2939845
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5210 E. Williams Circle, Suite 750

Tucson, Arizona 85711

(Address of principal executive offices)

(866) 331-5324

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On February 22, 2016, AudioEye, Inc. (the “Company”) announced that Executive Chairman Dr. Carr Bettis recently acquired 5,175,000 shares of AudioEye common stock in private transactions at an average price of $0.06 per share. The shares were acquired via CSB IV US Holdings, LLC, an entity managed by Dr. Bettis and owned by his family. In addition to Dr. Bettis, Independent Director, E.W. (Sandy) Purcell also acquired 1,250,000 shares of AudioEye common stock in a private transaction, at $0.05 per share.

Target cash contract bookings for calendar year 2016 are expected to be approximately $3.62M and related target cash inflows from operations are expected to be approximately $2.05M. Target negative annual cash flow under the plan is expected to be approximately $(1.82M), representing a significant turnaround from prior years.

Consistent with these targets, on December 23, 2015, the Company announced performance goals for Dr. Bettis, Chief Executive Officer Todd Bankofier, and President and Chief Technology Officer, Sean Bradley. In order for these executives to vest their year one (2016) performance options outlined under the incentive plans, the Company’s stock price must be above $0.20 for twenty consecutive days, plus 2016 bookings target (33% of awards), net operating cash flow target (33% of awards) and operational targets (33% of awards) must be met. More details about these incentive plans are in the Company’s Current Report on Form 8-K filed on December 23, 2015.

Item 8.01	Other Events

On February 22, 2016, the Company issued a press release with respect to a sales and business update. Financial goals outlined for 2016 are also included in this update.

Item 9.01	Exhibits

Exhibit 99.1 Press Release dated February 22, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 22, 2016	AUDIOEYE, INC.

	By:	/s/ TODD BANKOFIER
Todd Bankofier, Chief Executive Officer

Index to Exhibits

Exhibit No.	Description

99.1	Press Release dated February 22, 2016.